Exhibit 99.1

FOR IMMEDIATE RELEASE

XM Chief Executive CEO Hugh Panero to Step Aside

Nate Davis, Current XM President & COO, Named Interim CEO

Washington, DC, July 24, 2007 – XM Satellite Radio (NASDAQ: XMSR) today announced that XM Satellite Radio Chief Executive Officer, Hugh Panero will be leaving the company in August. Mr. Panero, one of XM’s founders, helped turn satellite radio into one of the fastest growing new technologies ever and XM into the largest satellite radio company serving more than 8 million customers.

According to XM Chairman, Gary Parsons, “Hugh took satellite radio from a concept and turned it into the popular, mass market, consumer entertainment product it is today. I thank Hugh personally for his friendship, and professionally, for nearly a decade of industry leadership.”

Eddy Hartenstein, XM Board member and former, Chairman & CEO of DirecTV said, “Hugh brought to XM the rare combination of vision, operating experience and programming expertise. People used to say that no one would pay for radio, as they once said about television, but Hugh proved them wrong and created a new industry along the way. Speaking for the Board of Directors, we wish Hugh well in his next big endeavor and thank him for his many contributions to XM and satellite radio.”

Nate Davis, currently XM President & Chief Operating Officer will serve as President and interim CEO. Hugh Panero recruited Nate Davis to serve as President & Chief Operating Officer in July 2006. Mr. Davis has served as a member of the Board of Directors since October 1999.

In February, XM Satellite Radio and Sirius Satellite Radio announced that the companies had entered into an agreement to combine the companies in a tax-free, all stock, merger of equals. Under the agreement, Mel Karmazin, currently CEO of Sirius, will serve as CEO of the combined company and Gary Parsons, currently Chairman of XM will become Chairman of the combined company. The merger is currently pending shareholder and regulatory approval.

The company is scheduled to have its quarterly conference call on Thursday, July 26th at 10:00 AM ET to discuss its second quarter financial results among other issues including the management transition.

About Nate Davis: Mr. Davis has served as a member of our Board of Directors since October 1999 and as President and Chief Operating Officer since July

2006. He was formerly managing director of Rannd Advisors, Oakton, Virginia. Until May 2003, Mr. Davis was President and Chief Operating Officer and a member of the board of directors of XO Communications Inc., formerly Nextlink Communications Inc. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel’s nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation and Charter Communications.

About XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 8 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com/.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to XM Satellite Radio Holdings Inc. (“XM”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Among the significant factors that could cause our actual results to differ materially from those expressed are: our pending merger with SIRIUS Satellite Radio Inc. (“SIRIUS”), including related uncertainties and risks and the impact on our business if the merger is not completed; any events which affect the useful life of our satellites; our dependence upon third parties, including manufacturers of XM radios, retailers, automakers and programming providers; and our competitive position versus other audio entertainment providers.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS plans to file with the SEC a

Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and XM and SIRIUS plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of XM and SIRIUS. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov . Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.